 Exhibit 99.1

China Shenghuo Announces Receipt of Deficiency Notice and Voluntary Delisting from NYSE Amex LLC and Deregistration with the SEC

KUNMING, China, April 20, 2012 -- China Shenghuo Pharmaceutical Holdings, Inc. (NYSE Amex LLC: KUN) (“China Shenghuo” or the “Company”), today announced that on April 17, 2012, it received a deficiency letter (the “Deficiency Letter”) from the NYSE Amex LLC (“AMEX”) stating that the Company has resolved the continued listing deficiency with respect to Section 1003(a)(i) of the AMEX’s Company Guide (the “Company Guide”) referenced in AMEX’s letter dated September 22, 2010.

However, as a result of the Company sustaining losses which are so substantial in relation to its overall operations or its existing financial resources, or its financial condition has become so impaired that it appears questionable, in the opinion of AMEX, as to whether such issuer will be able to continue operations and/or meet its obligations as they mature, the Company is no longer in compliance with Section 1003(a)(iv) of the Company Guide.  The Deficiency Letter states that, in order to maintain its AMEX listing, the Company must submit a plan of compliance by May 1, 2012, advising AMEX how it intends to regain compliance with Section 1003(a)(iv) of the Company Guide by July 2, 2012. If the Company does not submit such a plan or if the plan is not accepted by AMEX, the Company would be subject to delisting procedures as set forth in Section 1010 and part 12 of the Company Guide.

In view of, among other things, the belief of the Board of Directors that under the Company’s current circumstances, it is not reasonably practicable for the Company to establish and implement a plan of compliance that would satisfy AMEX’s continued listing requirements, the substantial financial burden on the Company as a result of its status as a U.S. public company, the Company’s inability to raise capital in the United States and the minimal benefits derived from being a U.S. public company, the Board of Directors of the Company determined on April 19, 2012 that it is in the best interest of the Company to voluntarily delist the Company’s common stock from AMEX and deregister its shares with U.S. Securities & Exchange Commission (the “SEC”). In connection therewith, the Company notified AMEX on April 20, 2012 of the Company’s intention to file a Form 25 - Notification of Removal from Listing and/or Registration under Section 12(b) of the Securities Exchange Act of 1934 (the “Exchange Act”), with the SEC on or about April 30, 2012.

It is expected that the delisting will take effect on or about May 10, 2012. Accordingly, the Company expects that the last day of trading of its common stock on AMEX will be on or about May 10, 2012.

On the effective date of the delisting, the Company plans to file a Form 15 with the SEC to suspend its duty to file reports under Section 15(d) of the Exchange Act. Upon filing of the Form 15, the Company's obligation to file certain reports with the SEC, including reports on Forms 10-K, 10-Q and 8-K, will immediately be suspended.

After the Company has filed the Form 15, its common stock is anticipated to be available for trading on the OTC Pink Sheets, although there can be no assurances that any trading market for the Company's securities will exist, and the liquidity of such trading market may be very limited.

About China Shenghuo

Founded in 1995, China Shenghuo is primarily engaged in the research, development, manufacture, and marketing of Sanchi-based medicinal and pharmaceutical, nutritional supplement and cosmetic products. Through its subsidiary, Kunming Shenghuo Pharmaceutical (Group) Co., Ltd., it owns thirty SFDA (State Food and Drug Administration) approved medicines, including the flagship product Xuesaitong Soft Capsules, which is currently being listed in the 2010 Provincial Insurance Catalogue of sixteen provinces around China. At present, China Shenghuo incorporates a sales network of agencies and representatives throughout China, which markets Sanchi-based traditional Chinese medicine to hospitals and drug stores as prescription and OTC drugs primarily for the treatment of cardiovascular, cerebrovascular and peptic ulcer disease. The Company also exports medicinal products to Asian countries such as Indonesia, Singapore, Japan, Malaysia, and Thailand and to European countries such as the United Kingdom, Tajikistan, Russia and Kyrgyzstan.

With the substantial completion of Shenghuo Plaza at the end of 2010, China Shenghuo entered into a new business - the hotel and hospitality business. Two floors of Shenghuo Plaza are designed to be utilized as 12 Ways Chinese Herbal Beauty Demonstration Center. The balance of Shenghuo Plaza is used as a business hotel - Zhonghuang Hotel, restaurant and banquet facilities and an entertainment venue.

China Shenghuo is also expanding into the businesses of wellness tourism. For more information, please visit http://www.shenghuo.com.cn.

Safe Harbor Statement

This press release may contain certain "forward-looking statements," as defined in the United States Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties. There can be no assurance that such statements will prove to be accurate, and the actual results and future events could differ materially from management's current expectations. Such factors include, but are not limited to, risks of litigation and governmental or other regulatory proceedings arising out of or related to any of the matters described in recent press releases, including arising out of the restatement of the Company's financial statements; the Company's ability to refinance or repay loans received; the Company's uncertain business condition; the Company's continuing ability to satisfy any requirements which may be prescribed by the Exchange for continued listing on the Exchange; risks arising from potential weaknesses or deficiencies in the Company's internal controls over financial reporting; the Company's reliance on one supplier for Sanchi; the possible effect of adverse publicity on the Company's business, including possible contract cancellation; the Company's ability to develop and market new products; the Company's ability to establish and maintain a strong brand; the Company's continued ability to obtain and maintain all certificates, permits and licenses required to open and operate retail specialty counters to offer its cosmetic products and conduct business in China; protection of the Company's intellectual property rights; market acceptance of the Company's products; changes in the laws of the People's Republic of China that affect the Company's operations; cost to the Company of complying with current and future governmental regulations; the impact of any changes in governmental regulations on the Company's operations; general economic conditions; and other factors detailed from time to time in the Company's filings with the United States Securities and Exchange Commission and other regulatory authorities. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

China Shenghuo Pharmaceutical Holdings, Inc.

Ms. Shujuan Wang

Secretary of Board of Directors

+86-871-7282698